                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Vulcan Materials Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 March 30, 2000




To Our Shareholders:

         You are cordially invited to attend the Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held in Birmingham, Alabama, on Friday, May 12, 2000, at 10:00 a.m., Central Daylight Time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy accompany this letter.

         We hope that you will attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You can also vote by proxy via the telephone or the Internet using the instructions on your proxy card. Your prompt vote will be greatly appreciated.

         Our Annual Report to Shareholders for 1999 is enclosed. We trust you will find it interesting and informative.

                                 Sincerely yours,



                                 DONALD M. JAMES
                                 Chairman and
                                 Chief Executive Officer

                  NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 12, 2000



To the Shareholders of the Company:

         NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of the Shareholders of Vulcan Materials Company (the "Company") will be held at the Birmingham Marriott, 3590 Grandview Parkway, Birmingham, Alabama, on Friday, May 12, 2000, at 10:00 a.m., Central Daylight Time, for the following purposes:

         1. To elect two directors to serve three-year terms and one director to serve a one year term, until he reaches mandatory retirement age.


         2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 2000.


         3. To conduct such other business as may properly come before the Meeting.


         Shareholders who owned stock at the close of business on March 24, 2000, can vote at the Meeting.

                                       By Order of the Board of Directors,



                                       WILLIAM F. DENSON, III
                                       Secretary

1200 Urban Center Drive
Birmingham, Alabama 35242
March 30, 2000



================================================================================
                 NOTE -- PLEASE SIGN, DATE AND RETURN YOUR PROXy
                             AS PROMPTLY AS POSSIBLE
                       WHETHER YOU OWN ONE OR MANY SHARES.
===============================================================================

                            VULCAN MATERIALS COMPANY
                            1200 URBAN CENTER DRIVE
                           BIRMINGHAM, ALABAMA 35242

                             PROXY STATEMENT FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 12, 2000

         The accompanying proxy is solicited by the Board of Directors of Vulcan Materials Company (the "Company") for use at the Company's Annual Meeting. The Meeting will be held at the Birmingham Marriott, 3590 Grandview Parkway, Birmingham, Alabama on May 12, 2000, at 10:00 a.m. local time. The proxies may also be voted at any adjournment or postponements of the Meeting.

         A shareholder can revoke a proxy in one of three ways: giving written notice to the Secretary of the Company, delivering a later dated proxy or voting in person at the Meeting.

         The mailing address of the principal executive offices of the Company is 1200 Urban Center Drive, Birmingham, Alabama 35242. The date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is March 30, 2000.

         Holders of shares of Common Stock of the Company of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the Meeting and all adjournments of the Meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters presented at the Meeting. On the record date there were 100,747,197 shares outstanding.

         The affirmative vote of a plurality of the votes cast at the Meeting is required to elect the nominated directors. The affirmative vote of a majority of the votes cast is necessary to ratify the appointment of Deloitte & Touche. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting, are not included in the vote totals, and thus will not affect the outcome of the vote.

         Duly executed proxies without voting instructions will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Deloitte & Touche LLP. The Board is not aware of any matters to be presented at the Meeting other than the matters described in this Proxy Statement.

         All proxies are held in confidence, unless the shareholder writes comments on the proxy and under certain other circumstances. The votes are tabulated by independent third parties. The accompanying proxy is solicited by the Board of the Company and the solicitation costs will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone. The Company has retained Georgeson Shareholder Communications Corp. for a fee of approximately $6,500, plus expenses. The Company will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

                            1. ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting to serve a three-year term.

         The Board of Directors has nominated three persons for election as directors to serve three-year terms expiring in 2003 or until the director reaches mandatory retirement age, whichever is sooner. Mr. Antonini will reach mandatory retirement age in 2001. Unless otherwise directed, proxies will be voted in favor of these three nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. These nominees have consented to serve if elected, and the Board of Directors has no reason to believe that any of the persons nominated will be unable to accept election.


                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                              TERM EXPIRING IN 2001


                                    [PHOTO]

MARION H. ANTONINI
Age:  69.  Director since 1983.
Principal, Kohlberg & Company, Mount Kisco, New York (a private merchant banking firm), since January, 1998; Chairman, Chief Executive Officer and President of Welbilt Corporation, Stamford, Connecticut (a manufacturer and distributor of commercial food service equipment and residential furnaces) prior thereto.

OTHER DIRECTORSHIPS: Colorspot Nurseries, Inc.; Engelhard Corporation; Holley Performance Products, Inc.; Scientific-Atlanta, Inc.; Turbo Chef Technologies.

COMMITTEE MEMBERSHIPS: Audit Review; Compensation; Executive; Governance and Succession.


                             TERMS EXPIRING IN 2003

                                    [PHOTO]

PHILLIP W. FARMER
Age: 61.  Director since 1999.
Chairman and Chief Executive Officer of Harris Corporation, Melbourne, Florida (an international communications equipment company) since 1995.

OTHER DIRECTORSHIPS:  Harris Corporation

COMMITTEE MEMBERSHIPS:  To be assigned at the Annual Meeting.


                                    [PHOTO]

JAMES V. NAPIER
Age: 63.  Director since 1983.
Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommun-ications and government applications).

OTHER DIRECTORSHIPS: Engelhard Corporation; Intelligent Systems, Inc.; McKesson HBOC; Personnel Group of America, Inc.; Scientific-Atlanta, Inc.; Westinghouse Air Brake Co.

COMMITTEE MEMBERSHIPS: Audit Review; Compensation; Finance and Pension Funds.


                      THE BOARD OF DIRECTORS OF THE COMPANY
                 RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

                             TERMS EXPIRING IN 2002


                                    [PHOTO]

PHILIP J. CARROLL, JR.
Age: 62.  Director since 1999.
Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), since July, 1998; President and Chief Executive Officer of Shell Oil Company, Houston, Texas (a leading oil and natural gas producer; manufacturer, transporter and marketer of oil and chemicals products), prior thereto.

OTHER DIRECTORSHIPS: Boise Cascade Corporation; Fluor Corporation.

COMMITTEE MEMBERSHIPS: Compensation; Safety, Health and Environmental Affairs.



                                    [PHOTO]

LIVIO D. DESIMONE
Age: 63.  Director since 1987.
Chairman and Chief Executive Officer of Minnesota Mining & Manufacturing Company, St. Paul, Minnesota (a diversified manufacturer).

OTHER DIRECTORSHIPS: Cargill, Incorporated; General Mills, Inc.; Minnesota Mining & Manufacturing Company; Target Corporation.

COMMITTEE MEMBERSHIPS: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.


                                    [PHOTO]

DONALD M. JAMES
Age: 51.  Director since 1996.
Chairman and Chief Executive Officer of the Company since May, 1997; President and Chief Executive Officer from February, 1997 to May, 1997; President and Chief Operating Officer from February, 1996 to February, 1997; President of the Company's Southern Division from 1994 to 1996; Senior Vice President, South, Construction Materials Group of the Company from 1995 to 1996.

OTHER DIRECTORSHIPS: Protective Life Corporation; Southern Company; SouthTrust Corporation.

COMMITTEE MEMBERSHIPS: Executive.

                                    [PHOTO]

ANN D. MCLAUGHLIN
Age: 58.  Director since 1990.
Chairman, The Aspen Institute, Aspen, Colorado (an independent, nonprofit organization whose programs are designed to enhance the ability of leaders to understand national and international issues), since 1996; Vice Chairman of that organization from 1993 to 1996.

OTHER DIRECTORSHIPS: AMR Corporation; Donna Karan International, Inc.; Fannie Mae; General Motors Corporation; Harman International Industries, Inc.; Host Marriott Corporation; Kellogg Company; Microsoft Corporation; Nordstrom, Inc.

COMMITTEE MEMBERSHIPS: Audit Review; Executive; Finance and Pension Funds; Safety, Health and Environmental Affairs. TERMS EXPIRING IN 2001


                                    [PHOTO]

DOUGLAS J. MCGREGOR
Age: 59.  Director since 1992.
Principal, C.A.M. Investments, Pepper Pike, Ohio (an investment firm), since January, 1999; Chairman and Chief Executive Officer, M. A. Hanna Company, Cleveland, Ohio (an international specialty chemicals company with interests in formulated polymers), from July, 1997 until October, 1998; President and Chief Executive Officer from January, 1997 to July, 1997; President and Chief Operating Officer prior thereto.

OTHER DIRECTORSHIPS: KeyCorp.

COMMITTEE MEMBERSHIPS: Audit Review; Finance and Pension Funds; Safety, Health and Environmental Affairs.


                                    [PHOTO]

DONALD B. RICE
Age: 60.  Director since 1986.(*)
President and Chief Executive Officer of UroGenesys, Inc., Santa Monica, California (a biotechnology company developing therapeutics and diagnostic testing for urogenital cancer), since 1996; President and Chief Operating Officer of Teledyne, Inc., Los Angeles, California (a manufacturer of aviation, electronic, industrial, specialty metal and consumer products) prior thereto.

OTHER DIRECTORSHIPS: Scios, Inc.; Unocal Corp.; UroGenesys, Inc.; Wells Fargo & Company.

COMMITTEE MEMBERSHIPS: Audit Review; Executive; Finance and Pension Funds; Governance and Succession. (*)Dr. Rice was first elected a director in 1986, and served until May, 1989, when he was appointed Secretary of the Air Force. He was reelected a director of the Company by the Board of Directors on February 12, 1993.


                                    [PHOTO]

HERBERT A. SKLENAR
Age 68.  Director since 1973.
Chairman Emeritus of the Company since May, 1997; Chairman of the Board from February, 1997 to May, 1997; Chairman and Chief Executive Officer prior thereto.

OTHER DIRECTORSHIPS: AmSouth Bancorporation; Temple-Inland, Inc.

COMMITTEE MEMBERSHIPS: Finance and Pension Funds; Safety, Health and Environmental Affairs.


                                    [PHOTO]

ORIN R. SMITH
Age: 64.  Director since 1983.
Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), since January, 1995.

OTHER DIRECTORSHIPS: Engelhard Corporation; Ingersoll-Rand Company; PE Corporation; Summit Bancorporation.

COMMITTEE MEMBERSHIPS: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

                        BOARD OF DIRECTORS AND COMMITTEES

         In 1999, the Board of Directors held five meetings. The Board of Directors has established six standing committees which have the responsibilities set forth below. All committees except the Executive Committee are composed entirely of outside directors.

         The Executive Committee has the same powers as the Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board of Directors. The Executive Committee did not meet in 1999.

         The Audit Review Committee advises the Board of Directors and the management of the Company from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the financial management of the Company. The Audit Review Committee also reviews with the firm of independent certified public accountants its audit procedures and other significant aspects of the annual audit made by the firm, and advises the Board of Directors of the adequacy of the audit by the independent certified public accountants. The Audit Review Committee met two times during 1999.

         The Compensation Committee interprets and administers the Company's Management Incentive Plan, the 1991 Long-Range Performance Share Plan and the 1996 Long-Term Incentive Plan. It is comprised of nonemployee directors ineligible to participate in these plans. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each officer of the Company, each division president and each Chemicals Group business unit president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of the Company. It also makes recommendations to the Board of Directors concerning changes in the compensation of the directors of the Company. The Compensation Committee met five times during 1999.

         The Governance and Succession Committee: (a) conducts such meetings as are appropriate with other directors, officers, other employees of the Company, or any other persons whom it might select for purposes of discussing with them
(i) the tenure and selection of persons for membership on the Board of Directors and (ii) the tenure and selection of a successor to the chief executive officer, and (b) makes appropriate recommendations to the Board of Directors with respect thereto. This Committee will consider nominees for director recommended by shareholders for 2001 if such recommendations are made in writing, addressed to the Committee, in care of the Secretary of the Company, at the principal office of the Company, and are received by December 1, 2000. The Governance and Succession Committee met three times during 1999.

         The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing the Company's policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring the Company's compliance with safety, health and environmental laws and regulations. The SHE Committee met two times during 1999.

         The Finance and Pension Funds Committee has responsibility for overseeing the Company's financial affairs and recommending to the Board of Directors financial policies and actions to accommodate the Company's goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about the Company's financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. The Finance and Pension Funds Committee met two times in 1999.

                            COMPENSATION OF DIRECTORS

         Members of the Board of Directors who are not employees of the Company are paid a retainer of $30,000 per year, plus a fee of $1,500 for each meeting attended.

         Each member of a committee who is not an employee of the Company is paid a fee of $1,500 for each committee meeting attended in person or by telephone and for each unanimous consent to action in lieu of meeting executed. In addition, each chairman of a committee who is not an employee of the Company is paid a fee of $5,000 per year for service as chairman of a committee.

         The Company has a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Deferred Compensation Plan") under which payment to nonemployee directors of their compensation as directors may be deferred for certain periods or until they cease to be directors. Currently, seven directors are deferring their fees pursuant to the Deferred Compensation Plan. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted to the equivalent of that number of shares of the Company's Common Stock (based on the market price at the time of deferral) that could be purchased with the deferred amounts, and are thereafter credited with amounts equal to dividends thereon (also converted to stock equivalents). All payments under the Deferred Compensation Plan are in the form of cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation would be made within 30 days if (i) there is a Change in Control (as defined in the Deferred Compensation Plan) and (ii) at any time after a Change in Control the participating director ceases to be a member of the Board of Directors, the Deferred Compensation Plan is terminated or the Company's capital structure is changed materially. The Deferred Compensation Plan was approved by the shareholders in 1993.

         The Company also has a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"), which was adopted by the Board of Directors and approved by the shareholders of the Company in 1996. The Deferred Stock Plan is designed to provide for the payment of a greater portion of the compensation of nonemployee directors of the Company in the form of equity, thereby more closely aligning the interests of the nonemployee directors with those of the other shareholders of the Company. Under the Deferred Stock Plan, an account is established for each nonemployee director to which deferred stock units are credited. Each deferred stock unit evidences the right to receive a share of Common Stock of the Company upon the director's termination of service. The Deferred Stock Plan provides that each nonemployee director will receive annual grants of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to nonemployee directors then in effect by the average daily closing price per share of Common Stock of the Company for the 20 trading days prior to the date of grant. On each date on which a regular cash dividend is paid on the Common Stock, the account of each eligible nonemployee director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of Common Stock evidenced by the deferred stock units credited to the account of each such nonemployee director.

         The entire balance of a nonemployee director's account will be paid to the director, in either a lump sum or installments at the election of such director, in shares of Common Stock of the Company, upon the director's termination of service. The value of the deferred stock units is dependent upon the fair market value of the shares of Common Stock of the Company, and therefore is subject to market fluctuations in the value of the Company's Common Stock until the date of distribution. The total number of shares of Common Stock of the Company reserved for issuance pursuant to the Deferred Stock Plan is 300,000, subject to adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization.

         The Company also has a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the Board of Directors in 1997. The Restricted Stock Plan was implemented to promote a greater identity of interests between the Company's nonemployee directors and its shareholders through increasing ownership of Common Stock by the nonemployee directors and to assist the Company in attracting and retaining qualified individuals to serve as nonemployee directors by affording them an opportunity to share in the future success of the Company. Under the Restricted Stock Plan, a number of restricted shares determined annually by the Board (the "Restricted Shares") are granted to each nonemployee director. In 1999, 400 Restricted Shares were issued to each nonemployee director as of June 1, 1999. The Restricted Shares are held in special restricted accounts by the Company's exchange agent and the nonemployee directors have no right to receive the Restricted Shares until the restrictions lapse or are waived, at which time the shares are distributed in a lump sum payment. With the exception of the restriction on selling, assigning, pledging or otherwise transferring the Restricted Shares, the nonemployee director is entitled to all rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares and receive dividends on the shares. The restrictions expire when the nonemployee director reaches age 70 (or the then current mandatory retirement age), or the nonemployee director ceases to be a director before reaching age 70 because of death or disability. The Chief Executive Officer of the Company has the power to waive the restrictions in the event the nonemployee director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.

         In accordance with the Restricted Stock Plan, dividends paid on Restricted Shares are credited to an account for each nonemployee director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the number of Restricted Shares granted to the nonemployee director upon which restrictions have not yet lapsed and deferred stock units previously credited to such nonemployee director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of Common Stock for the 20 trading days prior to the dividend payment date. The dividends held as deferred stock units will be paid to the nonemployee director in the form of Common Stock upon the nonemployee director's termination of service, regardless of whether or not the Restricted Shares are ever distributed.


                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following is information regarding persons known to the Company to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company, which is the only outstanding class of voting securities of the Company.


         ================================================================================================
             NAME AND ADDRESS OF                              AMOUNT AND NATURE OF             PERCENT OF
               BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP               CLASS
         ================================================================================================

         State Farm Mutual Automobile Insurance               11,033,971 shares(1)                10.9%
         Company and Affiliates
         One State Farm Plaza
         Bloomington, Illinois 61710

         AmSouth Bancorporation                               7,885,876 shares(2)                  7.8%
         AmSouth Sonat Tower
         Birmingham, Alabama 35203

         Davis Selected Advisors, L.P.                        7,284,000 shares                     7.2%
         609 Fifth Avenue, 11th Floor
         New York, New York 10017

         Gerald Ratner, as Attorney and Agent                 7,207,551 shares(3)                  7.1%
         222 North LaSalle Street
         Chicago, Illinois 60601


(1)Based on information contained in the Schedule 13G, dated February 4, 2000, filed with the Securities and Exchange Commission. The total includes the following shares over which the listed entities have sole voting and dispositive power:


         Affiliate                                                                                 Shares
                                                                                                 ---------
         State Farm Mutual Automobile Insurance Company                                          8,373,600
         State Farm Growth Fund, Inc.                                                            1,039,200
         State Farm Balanced Fund, Inc.                                                            160,200
         State Farm Variable Product Trust                                                           1,771
         State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees
                  -Equities Account                                                              1,208,400
                  -Balanced Account                                                                250,800

State Farm Mutual Automobile Insurance Company and each of the various listed affiliated entities expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."

(2)Based on information contained in a Schedule 13G, dated February 14, 2000, filed with the Securities and Exchange Commission. The total consists exclusively of shares of Common Stock held by estates and trusts of which AmSouth Bank, a subsidiary of AmSouth Bancorporation, is a fiduciary. No single one of these estates or trusts holds as much as 5% of the Common Stock of the Company. As reported in the Schedule 13G, AmSouth Bank has shared voting power with respect to 7,123,627 shares and shared dispositive power with respect to 7,270,220 shares.

(3)Based on information contained in a Schedule 13D, dated June 30, 1999, filed on behalf of Longview Management Group, LLC, Charles H. Goodman, James S. Crown,
A. Steven Crown, William H. Crown and Geoffrey F. Grossman, as the trustee of The Edward Trust.


                          STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information, unless otherwise indicated, as of March 1, 2000, regarding beneficial ownership of the Company's Common Stock by each of the directors, the chief executive officer and the four other most highly compensated executive officers and the directors and executive officers of the Company as a group. This total includes all Company stock-based holdings as set forth in the footnotes. This table indicates the alignment of the named individual's financial interest with the interests of the Company's shareholders, because the value of the individual's total Company holdings will increase or decrease in line with the price of the Company's stock.


         ==========================================================================
         NAME                                           AMOUNT AND      PERCENT OF
                                                         NATURE OF         CLASS
                                                        STOCK-BASED
                                                         OWNERSHIP
         ==========================================================================
          DIRECTORS(1)
            Marion H. Antonini                             93,418          *
            Philip J. Carroll                               1,772          *
            Livio D. DeSimone                              43,126          *
            Phillip W. Farmer                               1,445          *
            Douglas J. McGregor(2)                         30,924          *
            Ann D. McLaughlin                              29,214          *
            James V. Napier                                13,229          *
            Donald B. Rice(3)                              11,000          *
            Herbert A. Sklenar(4)                         684,898          *
            Orin R. Smith                                  44,764          *
          CHIEF EXECUTIVE OFFICER AND OTHER
          EXECUTIVE OFFICERS(5)
            Guy M. Badgett, III                            95,177          *
            Peter J. Clemens, III                         207,817          *
            Donald M. James                               376,339          *
            Daniel J. Leemon(6)                           140,841          *
            James W. Smack                                100,581          *
         ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
         GROUP (26 persons)                             2,548,295        2.5%


*Less than 1% of issued and outstanding shares of Company Common Stock.

(1)Beneficial ownership for the directors includes all shares held of record or in street name, or by trusts or family members, if noted. The amounts also include restricted shares granted under the Company's Restricted Stock Plan for Nonemployee Directors and phantom shares accrued under the Directors Deferred Compensation Plan, the Deferred Stock Plan and the Restricted Stock Plan, as follows:


                                      Shares owned                               Phantom Shares held
                                 Directly or Indirectly   Restricted Shares       pursuant to Plans
                                 ----------------------   -----------------      -------------------
     Marion H. Antonini                    16,550                895                    75,973
     Philip J. Carroll                          0                400                     1,372
     Livio D. DeSimone                      3,150                895                    39,081
     Phillip W. Farmer                      1,000                  0                       445
     Douglas J. McGregor                    1,350                895                    28,679
     Ann D. McLaughlin                      3,039                895                    25,280
     James V. Napier                        3,150                895                     9,184
     Donald B. Rice                         1,950                895                     8,155
     Herbert A. Sklenar                   352,668                895                     5,102
     Orin R. Smith                          3,150                895                    40,719


(2) Shares are held in a trust of which Mr. McGregor is the trustee.

(3)Includes 1,200 shares which are held in a retirement trust of which Dr. Rice is the trustee and full beneficiary.

(4)In addition to the ownership set forth in footnote (1) above, includes the following stock ownership attributable to Mr. Sklenar's former employment as the chief executive officer of the Company: 270,000 options which are, or will be, exercisable as of May 30, 2000, 32,973 shares credited to Mr. Sklenar's account under the Company's Thrift Plan for Salaried Employees, and 23,260 USBP stock equivalents (see definition of "USBP" in footnote (5) below).

(5)Beneficial ownership for the executive officers includes shares held of record or in street name, or by trusts or family members as noted. The amounts also include shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before May 30, 2000, shares credited to the executives' accounts under the Company's Thrift Plan for Salaried Employees ("Thrift Plan"), stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Company's Unfunded Supplemental Benefit Plan ("USBP") and phantom shares accrued under the Executive Deferred Compensation Plan ("Deferred Compensation"), as follows:


                                Shares owned                                 Thrift Plan           Deferred
                           Directly or Indirectly    Exercisable Options      and USBP            Compensation
                           ----------------------    -------------------     -----------          ------------
   Guy M. Badgett, III             21,863                45,885                 27,429                    0
   Peter J. Clemens, III           73,224                89,400                 45,193                    0
   Donald M. James                 37,675               321,000                  5,043               12,621
   Daniel J. Leemon                67,782                42,825                 30,234                    0
   James W. Smack                  26,182                45,315                 29,084                    0


(6)Includes 7,300 shares held in two trusts of which Mr. Leemon is the trustee.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for Mr. James and the four other executive officers of the Company who were the most highly compensated for the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

===================================================================================================================
                                                                              LONG-TERM
                                             ANNUAL COMPENSATION            COMPENSATION
                                            ---------------------    --------------------------
NAME AND                                                               OPTIONS          LTIP           ALL OTHER
PRINCIPAL POSITION               YEAR        SALARY      BONUS(1)     GRANTED(2)      PAYOUTS(3)     COMPENSATION(4)
                                                                     (NUMBER OF
                                                                       SHARES)
===================================================================================================================

Donald M. James                  1999       $675,000     $850,000      195,000        $413,389            $50,449
Chairman and                     1998       $591,668     $750,000      135,000        $253,152            $40,150
Chief Executive Officer          1997       $550,008     $505,803      180,000        $163,438            $27,711

Peter J. Clemens, III            1999       $355,668     $350,000       56,475        $460,460            $38,724
Executive Vice President,        1998       $331,340     $320,000       39,000        $281,292            $33,827
Finance & Administration &       1997       $306,668     $253,500       44,175        $210,901            $28,727
Treasurer

James W. Smack                   1999       $332,040     $260,000       30,225        $331,423            $29,045
President,                       1998       $213,668     $214,000       19,800        $203,906            $21,154
CalMat Division                  1997       $200,340     $146,500       22,650        $159,695            $18,528

Guy M. Badgett, III              1999       $271,709     $270,000       30,225        $331,423            $28,323
Senior Vice President,           1998       $242,504     $225,000       21,225        $203,906            $24,247
Construction Materials,          1997       $220,337     $180,000       22,650        $107,146            $20,283
East

Daniel J. Leemon                 1999       $252,270     $220,000       17,775        $354,092            $27,767
President,                       1998       $241,834     $225,000       19,800        $267,222            $25,000
Midsouth Division                1997       $231,338     $192,000       22,650        $226,793            $21,531



(1)Consists of payments made under the Company's Management Incentive Plan ("MIP"). See the information under the heading "Change of Control Employment Agreements" below for information relating to MIP payments in the event of a Change of Control.

(2)See Option Grant Table on page 13 for more detail concerning the option grants.

(3)Represents the dollar value of performance shares paid under the Company's 1991 Long-Range Performance Share Plan (the "1991 Plan"). Payment of performance share awards is subject to conditions for payment which are set by the Compensation Committee. The Compensation Committee determined that payment with respect to one-half of the award will be based on a comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of a group of comparison companies which was selected by the Compensation Committee at the time awards were made. Payment with respect to the other one-half of the award will be based on a comparison of the Company's return on investment performance with the return on investment performance of the companies constituting the comparison group. Payments under the 1991 Plan will be made only if the Company's performance in growth in earnings per share or in return on investment places it in at least the 50th percentile in a ranking of companies in the comparison group. However, regardless of the Company's ranking in the comparison group, no payment with respect to the earnings per share half of the award is made if the Company's average earnings per share during the award period is less than the Company's average earnings per share during the five years ended

December 31, 1999. Likewise, no payment with respect to the return on investment half of the award is made if the Company's average pretax return on investment is less than the average three-month U.S. Treasury Bill rate during the award period.

The Company's performance with respect to earnings per share or return on investment must place it at the 50th percentile in the comparison group in order to earn 50% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it at the 75th percentile in the comparison group in order to earn 100% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it in the 100th percentile in the comparison group in order to earn 150% of the half of the award allocated to such criterion. Pro rata payments of all outstanding awards will be made if, within two years of a Change of Control (under the 1991
Plan), a participant is terminated under the circumstances described in the 1991 Plan.

Payments under the Plan are made in Common Stock valued at the average of the high and low trading prices of the stock on the date of payment.

(4)These amounts consist of Company contributions made on behalf of the named employee to the Company's Thrift Plan for Salaried Employees (the "Thrift Plan") and to the Company's Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan"). Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. The following amounts were contributed pursuant to the Thrift Plan during 1999: Mr. James $6,400, Mr. Clemens $9,600, Mr. Smack $9,600, Mr. Badgett $9,600
and Mr. Leemon $9,600. The following amounts were accrued pursuant to the Supplemental Plan during 1999: Mr. James $44,049, Mr. Clemens $29,124, Mr. Smack $19,445, Mr. Badgett $18,723 and Mr. Leemon $18,167.


                              OPTION GRANTS IN 1999

         The following table sets forth each grant of stock options during 1999 to Mr. James and the other named executive officers:


==================================================================================================
                           NUMBER OF
                          SECURITIES     % OF TOTAL     EXERCISE OR     EXPIRATION     GRANT DATE
         NAME             UNDERLYING       SHARES        BASE PRICE        DATE          PRESENT
                            OPTIONS        GRANTED                                    VALUE ($)(2)
                          GRANTED(1)
==================================================================================================

D. M. James                 195,000         20.24           45.17         2/11/09       $1,544,400

P. J. Clemens, III           56,475          5.86           45.17         2/11/09         $447,282

J. W. Smack                  30,225          3.14           45.17         2/11/09         $239,382

G. M. Badgett, III           30,225          3.14           45.17         2/11/09         $239,382

D. J. Leemon                 17,775          1.85           45.17         2/11/09         $140,778


(1)Reflects nonqualified options granted pursuant to the Company's 1996 Long-Term Incentive Plan. The option exercise price of all options granted equals the fair market value of the shares of Common Stock of the Company on the date of grant. The options are subject to vesting in 20% increments over a five-year period, unless accelerated upon the optionee's death, disability or retirement or upon a Change of Control of the Company as defined in the 1996 Long-Term Incentive Plan.

(2)Pursuant to the rules of the Securities and Exchange Commission, the Company has elected to provide a grant date present value for these option grants determined by a modified Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 21.4% (derived by using daily closing stock prices for the twelve months preceding the grant date), a dividend yield of 1.7%, an interest rate of 5.2% (the rate on a U.S. Treasury note with a maturity date of five years from the grant date), and an expected time of exercise of six years from grant date. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 1999. No stock options were exercised by the executive officers named below during 1999.


==========================================================================================================
                                   NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS AT
                                    AT FISCAL YEAR END                          FISCAL YEAR END
                           -------------------------------------------------------------------------------

NAME                       EXERCISABLE(1)       UNEXERCISABLE(2)      EXERCISABLE(1)      UNEXERCISABLE(2)
==========================================================================================================

D. M. James                    189,000              471,000               $3,368,210           $3,945,222

P. J. Clemens, III              53,415              132,810               $  954,385           $1,079,532

J. W. Smack                     26,340               68,535               $  469,029           $  539,093

G. M. Badgett, III              26,625               69,675               $  470,932           $  546,706

D. J. Leemon                    26,340               56,085               $  469,029           $  539,093


(1)The number of securities underlying unexercised options consists of presently exercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of unexercised in-the-money options represents the difference between the fair market value of the shares subject to unexercised options as of December 31, 1999 and the option exercise price of the shares. A fair market value of $39.63 per share is used and is based upon the high/low average price of the Common Stock on the New York Stock Exchange on December 31, 1999, the final trading day of 1999. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.

(2)Consists of presently unexercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of the unexercisable in-the-money options represents the difference between the fair market value of the shares subject to the options as of December 31, 1999, and the option exercise price of the shares. A fair market value of $39.63 per share is used and is based upon the high/low average price of the Common Stock on the New York Stock Exchange on December 31, 1999, the final trading day of 1999. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.

                      REPORT OF THE COMPENSATION COMMITTEE

         Under the supervision of the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of nonemployee directors, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's senior managers with those of its shareholders. The objective of the Company is to provide a competitive compensation program that reflects both Company and individual performance. The Committee believes that the senior management of the Company is dedicated to achieving superior financial performance and that the performance-based compensation policies and plans the Committee has implemented contribute to achieving this management focus. Compensation for senior management, including the Chief Executive Officer, consists of base salary and annual and long-term incentive compensation. The annual and long-term incentive compensation is directly related to the Company's performance as measured by specific financial factors.

         The Committee sets base salaries, determines the amounts payable under the Management Incentive Plan, makes awards under the 1996 Long-Term Incentive Plan (the "1996 Plan") and authorizes payments under the predecessor 1991 Long-Range Performance Share Plan (the "1991 Plan") for all officers of the Company, division presidents and Chemicals Group business unit presidents (the "Senior Executives"). This group includes Donald M. James, Chairman of the Board and Chief Executive Officer and each of the other four executive officers named in the Summary Compensation Table. In addition, the Committee determines the total amount payable to all other eligible employees under the Management Incentive Plan, and authorizes awards under the 1996 Plan and payments under the 1991 Plan to all other eligible employees.

         BASE SALARY. The base salary of each Senior Executive (other than the Chief Executive Officer) is established annually by the Committee based on the recommendation of the Chief Executive Officer and is set independently from the other elements of the compensation package. The recommendations of the Chief Executive Officer are developed by a process which begins with the establishment of a competitive market salary rate for each Senior Executive position. The competitive market salary rate is based on a study conducted by the Company's human resources staff of salaries paid to executives in comparable positions at companies of comparable size to the Company. In order to set these market rates, the Company's human resources staff relies on data from general industry surveys. The companies in the Wilshire Materials and Services Index, the performance of which is charted in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the surveys. The competitive market rates are generally targeted to the medians of the salaries identified in the surveys. The competitive market rate for each Senior Executive is then reviewed by the Chief Executive Officer and individual salaries are proposed to the Committee based on the established rate and the results of individual performance evaluations that take into account, among other factors, the achievement of individual, group and company-wide performance goals. The resulting recommendations are then presented to the Committee, along with data supporting the recommendations. The Committee typically follows the recommendations of the Chief Executive Officer in setting the salaries of the Senior Executives (other than the Chief Executive Officer). The 1998 base salaries of the Senior Executives were increased in 1999 to reflect increases in competitive market rates and the performance of the Senior Executives. The average of the salaries paid to the Senior Executives in 1999 was at the median of the competitive market rates.

         In establishing the Chief Executive Officer's salary, the Committee also reviews the competitive market rate for his position, its assessment of his performance and the Company's performance. Mr. James does not participate in setting his own salary. In February, 1999, the Committee increased Mr. James' salary based on its consideration of his performance with respect to a number of factors, including significant improvement in the Company's 1998 financial performance.

         MANAGEMENT INCENTIVE PLAN. The purpose of the Management Incentive Plan is to promote the profitability of the Company by providing incentive and reward for those employees who lead the Company's efforts to improve the operating progress and earnings of the Company. Annual incentive awards under the Company's Management Incentive Plan are tied directly to the Company's performance and that of individual profit centers as measured by specific financial performance factors approved by the Committee. After the end of each fiscal year and completion of the audit of the Company's financial statements for that year, the Committee establishes the amount to be added to the Management Incentive Plan fund, which amount, in accordance with the terms of the

Management Incentive Plan, cannot exceed 12 1/2% of consolidated net earnings in excess of an amount equal to 6% of net capital for such year. The amount added to the fund is usually well below the maximum allowable.

         The Committee sets the target bonus for each Senior Executive; it is equivalent to a specified percentage of each Senior Executive's base salary. Generally, this percentage becomes greater as the level of the Senior Executive's responsibility increases. The amount of any award to an individual under the Management Incentive Plan may be lower or higher than the individual's target bonus depending on the overall corporate or profit center or group performance and the individual's personal performance.

         Since 1996, the Company has used Economic Profit ("EP") as the primary financial performance measure upon which awards under the Management Incentive Plan are based. It is the view of the Committee and management that improvement in EP is closely correlated with an increase in share price. EP is derived by subtracting a capital charge from the Company's net operating profit after taxes. EP performance for 1999 was compared to a targeted performance level. Bonuses under the Management Incentive Plan are increased or decreased proportionately in relation to the success (or failure) of the Senior Executive in achieving EP objectives.

         Also in 1996, the Committee determined that individual deferred bonus accounts should be utilized in the administration of the Management Incentive Plan. Such deferred bonus accounts are designed to enhance the motivational value of the Management Incentive Plan by providing Management Incentive Plan participants an equity-like stake in the future performance of the Company. Each year the deferred bonus account is credited or debited to reflect EP and individual performance, and one-half of the resulting account balance is paid to the participant. The remaining account balance is carried forward for use in determining payments in subsequent years.

         In establishing the 1999 Management Incentive Plan awards, the Committee reviewed with the Chief Executive Officer (Mr. James) management's recommendations concerning the bonuses to be awarded and the target bonuses established for each position. These recommendations did not include any recommendations with respect to Mr. James.

         The Management Incentive Plan payment to Mr. James with respect to 1999 was determined as described above. In addition, the Committee independently evaluated Mr. James' performance in his role as Chief Executive Officer. The Committee took note of the Company's record performance in construction materials. Segment earnings of $370 million were up 20% over 1998 earnings. Total Company sales were up 33%. Mr. James has also provided leadership in evaluating and implementing growth opportunities. The Company successfully completed the integration of CalMat, including the establishment of a strong top management team. In addition to the CalMat acquisition, the Company acquired twenty other quarries, opened four new greenfield sites, and strengthened the distribution network. The Company made significant progress on the construction of the Mitsui joint venture facilities. Based on 1999 performance, Mr. James' payment under the Management Incentive Plan was 123% of his base salary.

         LONG-TERM INCENTIVES. Long-term incentives are provided under the 1991 Plan and the 1996 Plan (collectively, the "Plans"). The purpose of the Plans is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The last award under the 1991 Plan was granted in 1995. No future awards will be made under the 1991 Plan.

         At the Annual Meeting in May 1996, the shareholders approved the adoption of the 1996 Plan. The 1996 Plan authorizes the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based incentives which may be adopted by the Committee. In 1999, long-term incentive awards were made exclusively in the form of nonqualified stock options. The value of such stock option awards to the Senior Executives was determined based on a percentage of the base salary market rate for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

         The nonqualified stock options granted in 1999, have a ten-year term and vest in equal amounts over a five-year period, unless accelerated due to the retirement, death or disability of the optionee. The exercise price of the stock options is equal to the market price of the Common Stock on the date of the grant and, therefore, will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders.

         Awards of performance shares under the 1991 Plan were made annually through 1995 by the Committee and have a maturity period of five years (except for awards for shorter periods made to executives who are within five years of retirement). One performance share corresponds to one share of Common Stock, but carries no voting or dividend rights. The Committee established conditions for payment and selected a group of companies to which the Company's performance would be compared over the five-year award period. As determined by the Committee, payment with respect to one-half of each performance share award is based on comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of the comparison companies. Payment with respect to the other one-half of the award is based on a comparison of the Company's return on investment performance with the return on investment performance of the comparison companies. The companies in the Wilshire Materials and Services Index, which was used in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the comparison group. In setting the number of shares to be awarded to each Senior Executive, the Committee used a formula approach. The value of the performance shares awarded generally was equal to a percentage of the sum of the market rate salary and the target bonus for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

         In May 1999, the Committee determined that conditions established with respect to performance shares awarded in 1994 had been met to the extent that 120.8% of the awards made in that year were earned and paid. The Company's performance with respect to the five-year award period placed it at the 96th percentile in return on investment and at the 75th percentile in growth in earnings per share with respect to a comparison group of companies. The performance share payment made to Mr. James in 1999 was the same percentage that was paid to all other participants in the 1991 Plan.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Internal Revenue Code Section 162(m), enacted in 1993, prohibits a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other highest paid executive officers. To date, none of the executives named in the Summary Compensation Table, with the exception of Mr. James, has received annual compensation exceeding $1 million.

         Internal Revenue Service regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. It is the Committee's understanding that awards and payments made pursuant to the 1991 Plan and the options granted under the 1996 Plan should qualify under the regulations as "performance-based" compensation. The Management Incentive Plan has been approved by the shareholders and satisfies several, but not all, of the criteria necessary to be deemed "qualified performance-based compensation." The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                           COMPENSATION COMMITTEE

                                           O. R. Smith, Chairman
                                           M. H. Antonini
                                           P.  J. Carroll, Jr.
                                           L. D. DeSimone
                                           J. V. Napier

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The following graph and table compare the performance of the Company's Common Stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Wilshire Materials and Services Index ("Wilshire 5000 M&S") for the period commencing December 31, 1994, and ending on December 31, 1999. The Wilshire 5000 M&S Index is a market capitalization weighted index containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes the Company and approximately 1,600 other corporations, some of which are in the mining and chemicals industries. The Index is one of nine sectors that make up the Wilshire 5000. The graph assumes that the index value of the investment in the Company's Common Stock and each index was 100 on December 31, 1994, and that all dividends have been reinvested.



                   COMPARATIVE TOTAL RETURNS TO SHAREHOLDERS



                                    [CHART]



      Index as of December 31
      --------------------------------------------------------------------------------------------
                                  1994        1995        1996        1997        1998        1999
      --------------------------------------------------------------------------------------------
         Vulcan (VMC)              100        117         127         218         286         266
      --------------------------------------------------------------------------------------------
        S&P 500 Index              100        138         169         226         290         351
      --------------------------------------------------------------------------------------------
      Wilshire 5000 M&S            100        125         143         164         165         219
      --------------------------------------------------------------------------------------------

                             RETIREMENT INCOME PLAN

         The Retirement Income Plan for Salaried Employees of Vulcan Materials Company (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or later actual retirement) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under the Company's Management Incentive Plan, as described in the "Salary" and "Bonus" columns of the Summary Compensation Table. The benefit amounts are subject to deductions equal to 1.34% of a participant's monthly primary social security benefit for each year of benefit service, up to a maximum of 50% of the primary social security benefit. There were no contributions by the Company to the Retirement Plan in 1999 due to the full funding limitations imposed by federal law.

         Under Section 415 of the Internal Revenue Code, the maximum benefit allowable under the Retirement Plan for an employee retiring at age 65 in 1999 is $130,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Internal Revenue Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $160,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, the Company has an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables the Company to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

         The Supplemental Plan is unfunded and amounts due the employees covered thereby are general obligations of the Company; however, the Supplemental Plan contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Supplemental Plan.

         The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change of Control of the Company (as defined in the Plan) if, simultaneously with or subsequent to the Change of Control, the participant's employment is terminated, the Supplemental Plan is terminated or the Company's capital structure is changed materially.

         Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 1999, to an employee retiring at age 65 payable in the form of a single life annuity and is subject to the above-described deduction for the primary social security benefit.


    ===============================================================================================================
    REMUNERATION         15 YEARS        20 YEARS        25 YEARS         30 YEARS         35 YEARS        40 YEARS
    -----------          --------        --------        --------         --------         --------        --------
      $100,000             25,200          33,600          40,650           47,700           54,750          58,000
       150,000             37,800          50,400          60,975           71,550           82,125          87,000
       200,000             50,400          67,200          81,300           95,400          109,500         116,000
       250,000             63,000          84,000         101,625          119,250          136,875         145,000
       300,000             75,600         100,800         121,950          143,100          164,250         174,000
       350,000             88,200         117,600         142,275          166,950          191,625         203,000
       400,000            100,800         134,400         162,600          190,800          219,000         232,000
       500,000            126,000         168,000         203,250          238,500          273,750         290,000


    ===============================================================================================================
    REMUNERATION         15 YEARS        20 YEARS        25 YEARS         30 YEARS         35 YEARS        40 YEARS
    -----------          --------        --------        --------         --------         --------        --------
       600,000            151,200         201,600         243,900          286,200          328,500         348,000
       700,000            176,400         235,200         284,550          333,900          383,250         406,000
       800,000            201,600         268,800         325,200          381,600          438,000         464,000
       900,000            226,800         302,400         365,850          429,300          492,750         522,000
     1,000,000            252,000         336,000         406,500          477,000          547,500         580,000


         The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 1999, for Mr. James and the four other executive officers named in the Summary Compensation Table are shown below.


         ==================================================
                                                YEARS OF
         NAME                               BENEFIT SERVICE
                                             AS OF 12/31/99
         ==================================================

            Donald M. James                      7
            Peter J. Clemens, III               22  5/12
            James W. Smack                      17  1/12
            Guy M. Badgett, III                 29  1/12
            Daniel J. Leemon                    18  5/12


                     CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

         In February 2000, the Company entered into change of control agreements with each of the named executives and with certain other key executives. Each of the agreements has an initial three-year term, which on each anniversary of the execution of the agreement is extended for an additional year unless the Company notifies the executive otherwise at least 60 days prior to the anniversary date (the "Covered Period"). If a Change of Control occurs during the Covered Period, the agreement is activated (the date of such Change of Control being referred to as the "Effective Date"). From the Effective Date, the Company agrees to employ the executive for a two-year period generally on terms (including salary, bonus, participation in long-term incentive, savings and retirement and welfare benefits plans and fringe benefits) no less favorable than were provided to the executive prior to the Change of Control. A "Change of Control" includes (1) the acquisition by any individual or group (other than from the Company) of beneficial ownership of 20% or more of the outstanding Common Stock, (2) a change in at least a majority of the Board members (other than generally as approved by the incumbent Board members) or (3) certain business combination transactions.

         If, during the two-year period, the Company terminates the executive's employment (other than for cause or due to death or disability) or the executive terminates his employment for good reason (and, in the case of Messrs. James and Clemens, the executive terminates his employment for any reason during the 30-day period following the first anniversary of a Change of Control transaction in which the Company is not the survivor), the executive will be entitled to receive: (1) a payment in cash equal to three times the sum of (a) the executive's then current annual base salary, (b) the higher of the executive's Recent Annual Bonus (as defined by the agreement) and the annual bonus for the year in which the date of termination occurs, and (c) the value of the executive's annual long-term incentive award; (2) accrued but unpaid compensation (including a pro rata portion of the executive's bonus for the year in which the termination occurs (or, if higher, the executive's Recent Annual Bonus) and accrued vacation pay); (3) an amount equal to the actuarial present value of the additional pension benefits the executive would have received under the Company's qualified and supplemental retirement plans if he had continued to be employed by the Company for an additional three years; and (4) an amount equal to the additional matching contributions the executive would have received under the Company's qualified and non-qualified savings plans if he had continued to be employed by the Company for an additional three years. The executive also will be entitled to receive (1) a continuation of welfare and fringe benefits for three years and (2) Company-paid outplacement services in an amount up to $50,000. In addition, subject to certain limitations, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

         These change of control employment agreements take the place of the executive's participation under the Company's Employee Special Severance Plan, which plan continues in effect with respect to other salaried employees.


                         2. RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Review Committee, which is composed of directors who are not officers of the Company, the Board of Directors has appointed Deloitte & Touche LLP, a firm of independent certified public accountants, as independent auditors for the year 2000 and until their successors are chosen. The function of the independent auditors is to audit the accounts and records of the Company, to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and consolidated statements of cash flows of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board of Directors. Although shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the shares voting at the Annual Meeting fails to ratify the selection of Deloitte & Touche LLP as independent auditors, the Board of Directors will consider the selection of another independent certified public accounting firm.

         The firm of Deloitte & Touche LLP, or its predecessors, has audited the Company's financial statements since 1956. A representative of that firm will be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                THE PROPOSAL TO RATIFY ITS INDEPENDENT AUDITORS.


                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1999, and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 1999, all filing requirements applicable to its officers, directors and shareholders were complied with in a timely manner, except that Guy M. Badgett, III, Senior Vice President, Construction Materials, East, Robert A. Wason IV, Senior Vice President, Corporate Development, and Daniel J. Leemon, President, Midsouth Division, all filed a Form 5 late with respect to shares gifted to family members.

                         SHAREHOLDER PROPOSALS FOR 2001

         To be eligible for inclusion in the Company's Proxy Statement and form of proxy for its 2001 annual meeting, a shareholder's proposal must be received by the Company at its principal office no later than December 1, 2000. Proposals should be addressed to William F. Denson, III, Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014.

                                             VULCAN MATERIALS COMPANY



                                             WILLIAM F. DENSON, III
                                             Secretary

1200 Urban Center Drive
Birmingham, Alabama 35242
March 30, 2000

                                     PROXY


                            VULCAN MATERIALS COMPANY
                   ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF VULCAN MATERIALS COMPANY

The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and ORIN R. SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if present at the 2000 Annual Meeting of Shareholders to be held May 12, 2000, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

Election of Directors.

Nominees for Election as Directors: (three year terms) 01 James V. Napier and 02 Phillip W. Farmer; (one year term), 03 Marion H. Antonini.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the shareholder in the Thrift Plan for Salaried Employees, Construction Materials Divisions Hourly Employee Savings Plan and the Chemicals Group Hourly Employees Savings Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plans.

                                                                     SEE REVERSE
                                                                        SIDE

                                   DETACH HERE
                            ABOVE IS YOUR PROXY CARD

   X   Please mark your
       votes as in this
       example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HERE IN.
                           IF NO DIRECTION IS GIVEN,
                THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF
                    DIRECTORS' NOMINEES AND FOR PROPOSAL 2.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES AND FOR PROPOSAL 2.

                        FOR     WITHHELD                                                      FOR     AGAINST     ABSTAIN
   1. Election of       [ ]       [ ]               2. Ratification of Deloitte &             [ ]       [ ]         [ ]
      Directors.                                       Touche LLP as independent
      (Seereverse)                                     auditors for the year 2000.

For, except vote withheld from the following nominee(s)

----------------------------------------------------------

                                    Please sign name(s) exactly as printed
                                    hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.



                                    --------------------------------------------

                                    --------------------------------------------
                                      SIGNATURE(S)                  DATE


                                  DETACH HERE



TO VULCAN MATERIALS COMPANY SHAREHOLDERS:

Vulcan Materials Company encourages you to take advantage of two new and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. This eliminates the need to return this proxy card.

To vote your shares electronically, you must use the Voter Control Number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system. Your telephone or internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To Vote by Phone:    On a touch-tone telephone dial 1-877-PRX-VOTE
                     (1-877-779-8683). You will be asked to enter the Voter
                     Control Number. Then follow the instructions.

To Vote by Internet: Log on the Internet and go to the website
                     http://www.eproxyvote.com/vmc. Click on the "Proxy
                     Voting" icon. You will be asked to enter your voter control number. Then follow the instructions.

To Vote by Mail:     Mark, sign and date your proxy card and return it in the
                     enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

You are invited to attend the 2000 Annual Meeting of Shareholders on Friday, May 12, 2000, at 10:00 a.m. at the Birmingham Marriott, 3590 Grandview Parkway, Birmingham, Alabama.

Thank you in advance for voting on these important issues.



William F. Denson, III
Secretary